Exhibit 10.2

FIRST AMENDMENT

TO

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “First Amendment”), dated September 26, 2007, is made and entered into by and between Mercury Computer Systems, Inc., a Massachusetts corporation (the “Company”), and Robert E. Hult (the “Executive”).

WHEREAS, the Company and the Executive are parties to an Employment Agreement dated March 8, 2007 (the “Agreement”), pursuant to which the Executive is entitled to certain benefits in the event of his continued employment with the Company and under certain circumstances following the cessation of his employment with the Company; and

WHEREAS, on June 29, 2007 the Executive notified the Company of his intention to retire, effective September 28, 2007, in accordance with the terms of the Agreement; and

WHEREAS, the Company desires to retain the services of the Executive as Senior Vice President, Chief Financial Officer and Treasurer through February 1, 2008, and the Executive is willing to defer his retirement until such date, subject to the terms and conditions of the Agreement, as modified by this First Amendment; and

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement;

NOW, THEREFORE, in consideration of the foregoing and other respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1. For purposes of Section 4(e) of the Agreement, the Executive shall be deemed to have given the Company written notice of his intention to retire, effective February 1, 2008.

2. Section 5.1(c) of the Agreement is hereby deleted in its entirety and the following is substituted therefor:

“(c) Termination by the Executive. If the Executive terminates his employment for any reason, including retirement, as provided in Section 4(e), then the Company shall, through the date of termination, pay the Executive his Accrued Benefit. If the Executive retires on or after February 1, 2008, then payment of the Executive’s bonus under the Company’s annual executive bonus program for fiscal year 2008 will be pro-rated to reflect his period of service during the fiscal year through his retirement date, provided that the portion of the Executive’s bonus tied to corporate performance shall be calculated as if the Company had achieved 100% of the corporate performance targets for the fiscal year, and the portion of the Executive’s bonus tied to MBRs shall be based on an evaluation of the Executive’s performance against goals through his retirement date, as determined by the Compensation Committee of the Company’s Board of Directors, based on the recommendation of the Company’s chief executive officer. Payment of the pro-rated bonus described above shall be made not later than the 30th day following the Executive’s retirement date.

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“In addition, if the Executive elects to retire, on or after February 1, 2008, and the Executive is willing to provide consulting services to the Company, that are commensurate with his current position and duties, such as attending investor relations conferences and participating in preparation of annual reports, at such time and frequencies as reasonably requested by the Company but not to exceed 400 hours per year (“Consulting Services”),

“(i) so long as the Executive continues to be willing to provide Consulting Services to the Company, the Company shall pay the Executive an annual amount equal to Fifty Percent (50%) of the Executive’s Base Salary from the date of termination through February 1, 2010 (the “Consulting Amount”). The Consulting Amount shall be paid out in substantially equal bi-weekly installments; and

“(ii) from the date of termination through February 1, 2010, so long as the Executive continues to be willing to provide Consulting Services to the Company, the restricted stock awards granted to the Executive on August 12, 2005, February 20, 2006 and June 5, 2007, respectively, shall continue to vest on the terms set forth in the relevant stock award agreements, in each case as if the Executive remained continuously employed by the Company from the date of termination through each applicable vesting date; and

“(iii) subject to signing by the Executive of a general release of claims in a form and manner satisfactory to the Company, upon the date of termination, the Executive shall become entitled to exercise a certain number of shares of the Company’s common stock underlying the stock option granted to him on June 1, 2006. Said number shall be determined by multiplying 62,000 by a fraction, the numerator of which shall be the number of days the Executive was employed as a full-time employee from June 1, 2006 through the date of termination and the denominator of which shall be 1096.

“If the Executive does not agree to provide Consulting Services to the Company in accordance with the terms of this Agreement, the Company has no obligation to the Executive other than payment of his Accrued Benefit and the pro-rata portion of his bonus under the Company’s annual executive bonus program for fiscal year 2008 as described above. For the avoidance of doubt, the Executive shall be entitled to be paid the Consulting Amount, and the restricted stock awards shall continue to vest in accordance with subsection (ii) above, even if the Company does not request Consulting Services so long as the Executive continues to be willing to provide such services in accordance with this Agreement upon the Company’s request.”

3. Anything in the Agreement, as amended by this First Amendment, to the contrary notwithstanding, if at the time of the Executive’s termination of employment, the Executive is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code,

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and if any payment that the Executive becomes entitled to under the Agreement, as amended by this First Amendment, is considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (i) six months after the Executive’s date of termination, (ii) the Executive’s death, or (iii) such other date as will cause such payment not to be subject to such interest and additional tax, and the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the first six-month period but for the application of this Section 3 of this First Amendment.

4. Except to the extent expressly amended hereby, the provisions of the Agreement shall remain in full force and effect.

5. The validity, interpretation, construction and performance of this First Amendment shall be governed by the laws of the Commonwealth of Massachusetts.

6. This First Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned officer, on behalf of Mercury Computer Systems, Inc., and the Executive have hereunto set their hands as an agreement under seal, all as of the date first above written.

MERCURY COMPUTER SYSTEMS, INC.

By:	/s/ James R. Bertelli
Name:	James R. Bertelli
Title:	President and Chief Executive Officer

EXECUTIVE:

/s/ Robert E. Hult
Robert E. Hult

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